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                                                 														     Exhibit 11

                  						     ARROW ELECTRONICS, INC.
           			   STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
               					  (IN THOUSANDS EXCEPT PER SHARE DATA)
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                        	 						    Six Months Ended       Three Months Ended
                               									 June 30                  June 30
                         							   ------------------      ------------------
                             								  1996      1995       1996        1995
                           						      ----      ----       ----        ----

Primary

Average shares of common stock
  outstanding                        50,828     46,405     50,948     46,545
Net effect of dilutive stock
 options - based on the
  treasury method                       635        660        724        749
                         							   --------    -------    -------    -------
    Total                            51,463     47,065     51,672     47,294
                         							   ========    =======    =======    =======
Net income                         $110,904    $96,603    $54,096    $51,752
                         							   ========    =======    =======    =======
Per share amount                   $   2.16    $  2.05    $  1.05    $  1.09
                     							       ========    =======    =======    =======

Fully Diluted

Average shares of common stock
  outstanding                        50,828     46,405     50,948     46,545
Net effect of dilutive stock
  options - based on the
  treasury method                       641        860        728        880
Assumed conversion of 5-3/4%
  convertible subordinated
  debentures                              -      3,774          -      3,774
                         							   --------    -------    -------    -------
   Total                             51,469     51,039     51,676     51,199
                     							       ========    =======    =======    =======
  Net income                       $110,904    $96,603    $54,096    $51,752

Add interest on 5-3/4%
  convertible subordinated
  debentures, net of income
  tax effect                              -      2,156          -      1,078
                         							   --------    -------    -------    -------
    Total                          $110,904    $98,759    $54,096    $52,830
                         							   ========    =======    =======    =======
Per share amount                   $   2.16(A) $  1.93    $  1.05(A) $  1.03
                         							   ========    =======    =======    =======


(A) This calculation is submitted in accordance with Regulation S-K, Item 601(b)(11), although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

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